Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2023, Standard BioTools, Inc. (“Standard BioTools,” “we,” “us,” “our,” or the “Company”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): common stock, par value $0.001 per share (the “Standard BioTools Common Stock”).

Description of Common Stock

The following description of the Standard BioTools Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Company’s Eighth Amended and Restated Certificate of Incorporation, as amended (the “Standard BioTools Charter”), and the Company’s Amended and Restated Bylaws (the “Standard BioTools Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part. The Company encourages you to read the Standard BioTools Charter, Standard BioTools Bylaws, and the applicable provisions of the Delaware General Corporation Law, for additional information.

Authorized Capital Stock

The Standard BioTools authorized capital stock consists of 600,000,000 shares of Standard BioTools Common Stock and 10,000,000 shares of Standard BioTools’ Series B-1 preferred stock, par value $0.001 per share (the “Series B-1 Preferred Stock”), and Standard BioTools’ Series B-2 preferred stock, par value $0.001 per share (the “Series B-2 Preferred Stock,” and together with the Series B-1 Preferred Stock, the “Series B Preferred Stock”). Out of the Series B Preferred Stock, as of February 21, 2024, 128,267 shares have been designated Series B-1 Preferred Stock and 128,267 shares have been designated Series B-2 Preferred Stock. As of February 21, 2024, there were 290,117,930 shares of Standard BioTools Common Stock outstanding, 127,780 shares of Series B-1 Preferred Stock outstanding and 127,779 shares of Series B-2 Preferred Stock outstanding.

Common Stock

The holders of Standard BioTools Common Stock are entitled to one vote per share on all matters to be voted on by the Standard BioTools stockholders. Subject to preferences that may be applicable to any outstanding shares of Series B Preferred Stock, holders of Standard BioTools Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors of the Company (the “Standard BioTools Board”) out of funds legally available for that purpose. In the event of the liquidation, dissolution or winding up of Standard BioTools, the holders of Standard BioTools Common Stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to the prior distribution rights of Series B Preferred Stock then outstanding. Except as otherwise described below in the section entitled “Preemptive Rights; Standstill; Transfer Restrictions,” holders of Standard BioTools Common Stock have no preemptive, conversion or subscription rights. There are no redemption or sinking fund provisions applicable to the Standard BioTools Common Stock.

Voting Rights

Holders of Standard BioTools Common Stock are entitled to one vote for each share held by such holder on any matter submitted to a vote at a meeting of stockholders. In addition, the Standard BioTools Charter provides that certain corporate actions require the approval of the Standard BioTools stockholders. These actions, and the vote required, are as follows:

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the removal of a director requires the vote of a majority of the voting power of the issued and outstanding capital stock entitled to vote in the election of directors; and
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the amendment of provisions of the Standard BioTools Charter relating to blank check preferred stock, the classification of the Standard BioTools Board, the removal of directors, the filling of vacancies on the Standard BioTools Board, cumulative voting, procedures for annual and special meetings of the stockholders, action by written consent of stockholders and procedures for the amendment of the Standard BioTools Charter require the vote of 66 2/3% of the Standard BioTools then outstanding voting securities.

Preferred Stock

The Standard BioTools Board has the authority, without further action by the Standard BioTools stockholders, to designate and issue the preferred stock in one or more series. The Standard BioTools Board may also fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions, of each such series of the Series B Preferred Stock, any or all of which may be greater than or senior to those of the Standard BioTools Common Stock. Though the actual effect of any such issuance on the rights of the holders of Standard BioTools Common Stock will not be known until the Standard BioTools Board determines the specific rights of the holders of Preferred Stock, the potential effects of such an issuance include:

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diluting the voting power of the holders of Standard BioTools Common Stock;
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reducing the likelihood that holders of Standard BioTools Common Stock will receive dividend payments;
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reducing the likelihood that holders of Standard BioTools Common Stock will receive payments in the event of a liquidation, dissolution, or winding up; and
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delaying, deterring or preventing a change-in-control or other corporate takeover.

Series B-1 Preferred Stock

The following is a summary of the principal terms of the Series B-1 Preferred Stock.

The powers, preferences and rights, and the qualifications, limitations or restrictions of the Series B-1 Preferred Stock are set forth in the Certificate of Designations of Rights, Preferences and Privileges of Series B-1 Convertible Preferred Stock, Par Value $0.001, of Standard BioTools Inc., dated April 1, 2022 (the “Series B-1 Certificate of Designations”).

The Series B-1 Preferred Stock ranks senior to the Standard BioTools Common Stock with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Standard BioTools.

Dividend Rights

The holders of Series B-1 Preferred Stock are entitled to participate in all dividends declared on the Standard BioTools Common Stock on an as-converted basis, on the terms and subject to the conditions set forth in the Series B-1 Certificate of Designations.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Standard BioTools, the Series B-1 Preferred Stock has a liquidation preference equal to the greater of (i) the Liquidation Preference (as defined in the Series B-1 Certificate of Designations) and (ii) the amount per share of Series B-1 Preferred Stock that such holder would have received had all holders of Series B Preferred Stock, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of Standard BioTools, converted all shares of Series B Preferred Stock into Standard BioTools Common Stock pursuant to the terms of the Certificate of Designations, as applicable (without regard to any limitations on conversion contained therein).

Conversion and Redemption Rights

Subject to certain limitations contained in the Series B-1 Certificate of Designations, the Series B-1 Preferred Stock is convertible at the option of the holders thereof at any time into a number of shares of Standard BioTools Common Stock equal to the Conversion Rate (as defined in the Series B-1 Certificate of Designations).

At any time after the fifth anniversary of the Original Issuance Date, if the Last Reported Sale Price of the Standard BioTools Common Stock is greater than the Mandatory Conversion Price for at least twenty consecutive Trading Days immediately preceding the date of the Notice of Mandatory Conversion (as such terms are defined in the Series B-1 Certificate of Designations), Standard BioTools may elect to convert all of the outstanding shares of Series B Preferred Stock into shares of Standard BioTools Common Stock at the Conversion Rate.

If Standard BioTools undergoes certain change of control transactions, each holder of outstanding Series B-1 Preferred Stock will have the option, subject to the holder’s right to convert all or a portion of the shares of Series B-1 Preferred Stock held by such holder into Standard BioTools Common Stock prior to such redemption, to require

Standard BioTools to purchase all or a portion of such holder’s outstanding shares of Series B-1 Preferred Stock that have not been converted into Standard BioTools Common Stock at a purchase price per share of Series B-1 Preferred Stock, payable in cash, equal to the greater of (A) the Liquidation Preference of such share of Series B-1 Preferred Stock, and (B) the amount of cash and/or other assets that such holder would have been entitled to receive if such holder had converted such share of Series B-1 Preferred Stock into Standard BioTools Common Stock immediately prior to the change of control transaction (“B-1 Change of Control Put”). In the event of a change of control in which Standard BioTools is anticipated to merge with another person and will not be the surviving corporation or if the Standard BioTools Common Stock will no longer be listed on a U.S. national securities exchange, Standard BioTools will have a right to redeem, subject to the holder’s right to convert into Standard BioTools Common Stock prior to such redemption, all of such holder’s shares of Series B-1 Preferred Stock, or if a holder exercises the B-1 Change of Control Put in part, the remainder of such holder’s shares of Series B-1 Preferred Stock, at a redemption price per share payable in cash, equal to the greater of (A) the Liquidation Preference of such share of Series B-1 Preferred Stock, and (B) the amount of cash and/or other assets that the holder would have received if such holder had converted such share of Series B-1 Preferred Stock into Standard BioTools Common Stock immediately prior to the change of control transaction.

After the seventh anniversary of the Original Issuance Date (as defined in the Series B-1 Certificate of Designations), subject to certain conditions, Standard BioTools may, at its option, redeem all of the outstanding shares of Series B-1 Preferred Stock at a redemption price per share of Series B Preferred Stock, payable in cash, equal to the Liquidation Preference.

Voting Rights; Consent Rights

The holders of shares of Series B-1 Preferred Stock have voting power measured in a manner related to the conversion ratio of the shares of Series B-1 Preferred Stock and are entitled to vote as a single class with the holders of the Standard BioTools Common Stock and the holders of any other class or series of equity interest of Standard BioTools then entitled to vote with the Standard BioTools Common Stock on all matters submitted to a vote of the holders of Standard BioTools Common Stock; provided, among other things, that to the extent the Series B-1 Preferred Stock held by the Casdin Parties (as defined in the Series B-1 Certificate of Designations) would, in the aggregate, represent voting rights with respect to more than 19.9% of the Standard BioTools Common Stock (including the Series B-1 Preferred Stock on an as-converted basis, but excluding the Series B-2 Preferred Stock) (the “B-1 Voting Threshold”), the Casdin Parties will not be permitted to exercise the voting rights with respect to any shares of Series B-1 Preferred Stock, as applicable, held by them in excess of the B-1 Voting Threshold and the Chief Financial Officer or General Counsel of Standard BioTools, each with full power of substitution and re-substitution, shall exercise the voting rights with respect to such shares of Series B-1 Preferred Stock in excess of the B-1 Voting Threshold in the same proportion as the outstanding Standard BioTools Common Stock (excluding any and all Standard BioTools Common Stock beneficially owned by the Casdin Parties and the Viking Parties (each as defined in the Series B-1 Certificate of Designations)) is voted on relevant matters.

The Series B-1 Certificate of Designations also provides that the holders of shares of the Series B-1 Preferred Stock have separate class approval rights over certain specified actions that would affect the rights of holders of the Series B-1 Preferred Stock and other specified matters. Specifically, the vote or written approval of the holders of at least 60% of the shares of Series B Preferred Stock outstanding at such time, voting or providing such approval together as a single class, and for the avoidance of doubt, without giving effect to limitations associated with the B-1 Voting Threshold, is generally required for the taking of the following actions: (i) any amendment to the Standard BioTools Charter to create any new series of securities of Standard BioTools with rights ranking senior to or on parity with the Series B-1 Preferred Stock or the Series B-2 Preferred Stock; (ii) the declaration or payment of any dividend or distribution on Standard BioTools’ capital stock; (iii) the purchase, redemption, or other acquisition of any Standard BioTools Common Stock or other capital stock of Standard BioTools ranking junior to the Series B-1 Preferred Stock, subject to certain exceptions; (iv) any amendment to the rights, powers, preferences, privileges or voting powers of the Series B-1 Preferred Stock or the Series B-2 Preferred Stock; and (v) any amendment to the Standard BioTools Charter or Standard BioTools Bylaws that would have an adverse effect on the rights, preferences, privileges, or voting power of the Series B-1 Preferred Stock.

In addition, for so long as Casdin Capital, LLC (“Casdin”) and its Permitted Transferees (as defined in the Series B-1 Certificate of Designations) continue to beneficially own shares of Series B-1 Preferred Stock that represent at least 7.5% of the outstanding shares of Standard BioTools Common Stock, on an as converted basis (the “Casdin Ownership Percentage”), on the terms and subject to the conditions set forth in the Series B-1 Certificate of

Designations, the holders of a majority of the outstanding shares of Series B-1 Preferred Stock will have the right to nominate for election and to elect one member to the Standard BioTools Board (the “Series B-1 Preferred Director”). Subject to applicable law and The Nasdaq Stock Market listing standards, the Series B-1 Preferred Director shall be offered the opportunity, with respect to each standing committee of the Standard BioTools Board, to sit on such committee. Further, the Series B-1 Preferred Director will hold office until the following year’s annual meeting of Standard BioTools’ stockholders and until his or her successor is duly elected or qualified or until his or her earlier death, resignation or removal. For purposes of clarity, the Series B-1 Preferred Director shall not be classified with the remaining members of the Board of Directors.

The Series B-1 Certificate of Designations also provides that for so long as the Casdin Ownership Percentage continues to be met or exceeded for the Series B-1 Preferred Stock, the Series B-1 Preferred Director will have certain consent rights over, among other things: (i) any increase in the number of directors on the Standard BioTools Board beyond seven; (ii) the hiring, promotion, demotion, or termination of Standard BioTools’ Chief Executive Officer; (iii) entering into or modifying (including by waiver) any transaction, agreement or arrangement with any Related Person (as such term is defined in the Certificates of Designations), subject to certain exceptions; (iv) any voluntary petition under any applicable federal or state bankruptcy or insolvency law effected by Standard BioTools or any of its subsidiaries; (v) any change in the principal business of Standard BioTools or entry by Standard BioTools into any material new line of business; and (vi) for a period of three years after the Original Issuance Date (as defined in the Series B-1 Certificate of Designations) or such shorter period ending immediately when the Series B-1 Preferred Stock percentage is less than 7.5%, (A) any acquisition (including by merger, consolidation or acquisition of stock or assets) of any assets, securities or property of any other person or (B) any sale, lease, license, transfer or other disposition of any assets of Standard BioTools or any of its subsidiaries, in each case, other than acquisitions or disposition of inventory or equipment in the ordinary course of business consistent with past practice, for consideration in excess of $50,000,000 in the aggregate in any six month period.

Series B-2 Preferred Stock

The following is a summary of the principal terms of the Series B-2 Preferred Stock.

The powers, preferences and rights, and the qualifications, limitations or restrictions of the Series B-2 Preferred Stock are set forth in the B-2 Certificate of Designations of Rights, Preferences and Privileges of Series B-2 Convertible Preferred Stock, Par Value $0.001, of Standard BioTools Inc., dated April 1, 2022 (the “Series B-2 Certificate of Designations”).

The Series B-2 Preferred Stock ranks senior to the Standard BioTools Common Stock, with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Standard BioTools.

Dividend Rights

The holders of Series B-2 Preferred Stock are entitled to participate in all dividends declared on the Standard BioTools Common Stock on an as-converted basis, on the terms and subject to the conditions set forth in the Series B-2 Certificate of Designations.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Standard BioTools, the Series B-2 Preferred Stock has a liquidation preference equal to the greater of (i) the Liquidation Preference (as defined in the Series B-2 Certificate of Designations) and (ii) the amount per share of Series B-2 Preferred Stock that such holder would have received had all holders of Series B Preferred Stock, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of Standard BioTools, converted all shares of Series B Preferred Stock into Standard BioTools Common Stock pursuant to the terms of the Certificates of Designations, as applicable (without regard to any limitations on conversion contained therein).

Conversion and Redemption Rights

Subject to certain limitations contained in the Series B-2 Certificate of Designations, the Series B-2 Preferred Stock is convertible at the option of the holders thereof at any time into a number of shares of Standard BioTools Common Stock equal to the Conversion Rate (as defined in the Series B-2 Certificate of Designations), in each case subject to certain adjustments, provided that Viking Global Investors LP (“Viking”) and its affiliates shall not be permitted to voluntarily convert shares of its Series B-2 Preferred Stock if, as a result of such conversion, Viking, together with its affiliates, would beneficially own more than 9.5% of the total number of shares of Standard BioTools Common Stock issued and outstanding after giving effect to such conversion (the “Cap”).

At any time after the fifth anniversary of the Original Issuance Date, if the Last Reported Sale Price of the Standard BioTools Common Stock is greater than the Mandatory Conversion Price for at least twenty consecutive Trading Days immediately preceding the date of the Notice of Mandatory Conversion (as such terms are defined in the Series B-2 Certificate of Designations), Standard BioTools may elect to convert all of the outstanding shares of Series B Preferred Stock into shares of Standard BioTools Common Stock at the Conversion Rate.

If Standard BioTools undergoes certain change of control transactions, each holder of outstanding Series B-2 Preferred Stock will have the option, subject to the holder’s right to convert all or a portion of the shares of Series B-2 Preferred Stock held by such holder into Standard BioTools Common Stock prior to such redemption, to require Standard BioTools to purchase all or a portion of such holder’s outstanding shares of Series B-2 Preferred Stock that have not been converted into Standard BioTools Common Stock at a purchase price per share of Series B-2 Preferred Stock, payable in cash, equal to the greater of (A) the Liquidation Preference of such share of Series B-2 Preferred Stock, and (B) the amount of cash and/or other assets that such holder would have been entitled to receive if such holder had converted such share of Series B-2 Preferred Stock into Standard BioTools Common Stock immediately prior to the change of control transaction (“B-2 Change of Control Put”). In the event of a change of control in which Standard BioTools is anticipated to merge with another person and will not be the surviving corporation or if the Standard BioTools Common Stock will no longer be listed on a U.S. national securities exchange, Standard BioTools will have a right to redeem, subject to the holder’s right to convert into Standard BioTools Common Stock prior to such redemption, all of such holder’s shares of Series B-2 Preferred Stock, or if a holder exercises the B-2 Change of Control Put in part, the remainder of such holder’s shares of Series B-2 Preferred Stock, at a redemption price per share payable in cash, equal to the greater of (A) the Liquidation Preference of such share of Series B-2 Preferred Stock, and (B) the amount of cash and/or other property that the holder would have received if such holder had converted such share of Series B-2 Preferred Stock into Standard BioTools Common Stock immediately prior to the change of control transaction.

After the seventh anniversary of the Original Issuance Date (as defined in the Series B-2 Certificate of Designations), subject to certain conditions, Standard BioTools may, at its option, redeem all of the outstanding shares of Series B Preferred Stock at a redemption price per share of Series B Preferred Stock, payable in cash, equal to the Liquidation Preference.

Voting Rights; Consent Rights

The holders of shares of Series B-2 Preferred Stock have voting power measured in a manner related to the conversion ratio of the shares of Series B-2 Preferred Stock and are entitled to vote as a single class with the holders of the Standard BioTools Common Stock and the holders of any other class or series of equity interest of Standard BioTools then entitled to vote with the Standard BioTools Common Stock on all matters submitted to a vote of the holders of Standard BioTools Common Stock; provided, among other things, that to the extent the Series B-2 Preferred Stock held by the Viking Parties (as defined in the Series B-2 Certificate of Designations) would, in the aggregate, represent voting rights with respect to more than 19.9% of the Standard BioTools Common Stock (including the Series B-2 Preferred Stock on an as-converted basis, but excluding the Series B-1 Preferred Stock) (the “B-2 Voting Threshold”), the Viking Parties will not be permitted to exercise the voting rights with respect to any shares of Series B-2 Preferred Stock, as applicable, held by them in excess of the B-2 Voting Threshold and the Chief Financial Officer or General Counsel of Standard BioTools, each with full power of substitution and re-substitution, shall exercise the voting rights with respect to such shares of Series B-2 Preferred Stock in excess of the B-2 Voting Threshold in the same proportion as the outstanding Standard BioTools Common Stock (excluding any and all Standard BioTools Common Stock beneficially owned by the Casdin Parties and the Viking Parties (each as defined in the Series B-2 Certificate of Designations)) is voted on relevant matters.

The Series B-2 Certificate of Designations also provides that the holders of shares of the Series B-2 Preferred Stock will have separate class approval rights over certain specified actions that would affect the rights of holders of the Series B-2 Preferred Stock and other specified matters. Specifically, the vote or written approval of the holders of at least 60% of the shares of Series B Preferred Stock outstanding at such time, voting or providing such approval together as a single class, and for the avoidance of doubt, without giving effect to limitations associated with the Cap or the B-2 Voting Threshold, is generally required for the taking of the following actions: (i) any amendment to the Standard BioTools Charter to create any new series of securities of Standard BioTools with rights ranking senior to or on parity with the Series B-1 Preferred Stock or the Series B-2 Preferred Stock; (ii) the declaration or payment of any dividend or distribution on Standard BioTools’ capital stock; (iii) the purchase, redemption, or other acquisition of any Standard BioTools Common Stock or other capital stock of Standard BioTools ranking junior to the Series B-2 Preferred Stock, subject to certain exceptions; (iv) any amendment to the rights, powers, preferences, privileges or voting powers of the Series B-1 Preferred Stock or the Series B-2 Preferred Stock; and (v) any amendment to the Standard BioTools Charter or Standard BioTools Bylaws that would have an adverse effect on the rights, preferences, privileges, or voting power of the Series B-2 Preferred Stock.

In addition, for so long as Viking and its Permitted Transferees (as defined in the Series B-2 Certificate of Designations) continue to beneficially own shares of Series B-2 Preferred Stock that represent at least 7.5% of the outstanding shares of Standard BioTools Common Stock, on an as converted basis (the “Viking Ownership Percentage”), on the terms and subject to the conditions set forth in the Series B-2 Certificate of Designations, the holders of a majority of the outstanding shares of Series B-2 Preferred Stock, voting separately as a single class, and for the avoidance of doubt, without giving effect to limitations associated with the Cap or the B-2 Voting Threshold, will each have the right to nominate for election and to elect one member to the Standard BioTools Board (the “Series B-2 Preferred Director”). Subject to applicable law and The Nasdaq Stock Market listing standards, the Series B-2 Preferred Director shall be offered the opportunity, with respect to each standing committee of the Standard BioTools Board, to sit on such committee. The Series B-2 Preferred Director will hold office until the following year’s annual meeting of Standard BioTools’ stockholders and until his or her successor is duly elected or qualified or until his or her earlier death, resignation or removal. For purposes of clarity, the Series B-2 Preferred Director shall not be classified with the remaining members of the Standard BioTools Board.

The Series B-2 Certificate of Designations also provides that for so long as the Viking Ownership Percentage continues to be met or exceeded for the Series B-2 Preferred Stock, the Series B-2 Preferred Director will have certain consent rights over, among other things: (i) any increase in the number of directors on the Standard BioTools Board beyond seven; (ii) the hiring, promotion, demotion, or termination of Standard BioTools’ Chief Executive Officer; (iii) entering into or modifying (including by waiver) any transaction, agreement or arrangement with any Related Person (as such term is defined in the Certificates of Designations), subject to certain exceptions; (iv) any voluntary petition under any applicable federal or state bankruptcy or insolvency law effected by Standard BioTools or any of its subsidiaries; (v) any change in the principal business of Standard BioTools or entry by Standard BioTools into any material new line of business; and (vi) for a period of three years after the Original Issuance Date (as defined in the Series B-2 Certificate of Designations) or such shorter period ending immediately when the Series B-2 Preferred Stock percentage is less than 7.5%, (A) any acquisition (including by merger, consolidation or acquisition of stock or assets) of any assets, securities or property of any other person or (B) any sale, lease, license, transfer or other disposition of any assets of Standard BioTools or any of its subsidiaries, in each case, other than acquisitions or disposition of inventory or equipment in the ordinary course of business consistent with past practice, for consideration in excess of $50,000,000 in the aggregate in any six month period.

Registration Rights Agreement

On January 23, 2022, Standard BioTools entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Casdin Private Growth Equity Fund II, L.P., Casdin Partners Master Fund, L.P, Viking Global Opportunities Illiquid Investments Sub-Master LP and Viking Global Opportunities Drawdown (Aggregator) LP (collectively, the “Purchasers”), pursuant to which the Purchasers have certain customary registration rights with respect to shares issuable under (i) a Loan Agreement, dated and effective as of January 23, 2022, among the lenders party thereto affiliated with Casdin Private Growth Equity Fund II, L.P. and the Company, (ii) a Loan Agreement, dated and effective as of January 23, 2022, among the lenders party thereto affiliated with Viking and the Company, and (iii) separate Series B Convertible Preferred Stock Purchase Agreements, dated and effective as of January 23, 2022 (together, the “Purchase Agreements”) with each of the Purchasers, including (a) any shares of Standard BioTools Common Stock acquired by any Holder (as defined in the Registration Rights Agreement) pursuant to the conversion of the Series B Preferred Stock in accordance with the Certificates of Designations and (b) any shares of Standard BioTools Common Stock acquired by any Holder pursuant to preemptive rights under the Purchase Agreements.

Following the closing of the merger with SomaLogic, Inc. (“SomaLogic”) on January 5, 2024, Standard BioTools assumed certain registrations rights previously granted by SomaLogic, including (i) those certain resale registration and piggyback registration obligations under that certain Amended and Restated Registration Rights Agreement, dated as of September 1, 2021 and (ii) those certain registration obligations under that certain Agreement and Plan of Merger, dated as of July 25, 2022, by and among SomaLogic, Panther Merger Subsidiary I, LLC, Panther Merger Subsidiary II, LLC, Palamedrix Inc., and Shareholders Representative Services, LLC, as the securityholder representative.

Preemptive Rights; Standstill; Transfer Restrictions

Pursuant to the Purchase Agreements, and subject to customary exceptions, if Standard BioTools intends to issue or sell new equity securities, then each of the Purchaser Parties (as defined in the Purchase Agreements) have the right to participate in such equity offering on a pro rata basis for so long as such Purchaser Parties (as defined under each of their applicable Purchase Agreements), collectively, continue to beneficially own at least 25% of the Acquired Shares (as defined in each of the Purchase Agreements) (including Underlying Shares (as defined in each of the Purchase Agreements) issued on conversion of such Acquired Shares). Pursuant to the Purchase Agreements, until the later of (x) the first anniversary of April 4, 2022 and (y) such time as such Purchaser beneficially owns securities representing less than 7.5% of the outstanding shares of Standard BioTools Common Stock (on an as-converted basis), each selling securityholder is subject to customary standstill restrictions. The selling securityholders are prohibited under the Purchase Agreements from transferring any shares of Series B Preferred Stock and any shares of Standard BioTools Common Stock issued or issuable upon conversion of such shares of Series B Preferred Stock to certain purchasers who may be activists, competitors, or other significant holders, with certain exceptions.

Anti-Takeover Effects of Delaware Law and the Standard BioTools Charter and Standard BioTools Bylaws

Certain provisions of Delaware law and the Standard BioTools Charter and Standard BioTools Bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of Standard BioTools. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed in part to encourage anyone seeking to acquire control of us to first negotiate with the Board. We believe that the advantages gained by protecting the ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, including those priced above the then-current market value of the Standard BioTools Common Stock, because, among other reasons, the negotiation of such proposals could improve their terms.

Standard BioTools Charter and Standard BioTools Bylaws

The Standard BioTools Charter and Standard BioTools Bylaws include provisions that:

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authorize the Standard BioTools Board to issue, without further action by the stockholders, additional shares of undesignated preferred stock;
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require that any action to be taken by the stockholders be effected at a duly called annual or special meeting and not by written consent;
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specify that special meetings of the stockholders can be called only by the Standard BioTools Board, the Chairperson of the Standard BioTools Board, the Secretary, the Chief Executive Officer or the President;
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establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of the stockholders and an advance notice procedure for nominations of persons for election to the Standard BioTools Board at any stockholder meeting;
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provide that directors may be removed only for cause; provided that, pursuant to the Certificates of Designations, the Series B-1 Director (as defined in the Series B-1 Certificate of Designations) and the Series B-2 Director (as defined in the Series B-2 Certificate of Designations) may only be removed by the holders of the Series B-1 Preferred Stock and the Series B-2 Preferred Stock, respectively;
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provide that (i) vacancies on the Standard BioTools Board resulting from one or more directors resignations from the Standard BioTools Board may be filled by a majority of directors then in office, including those who have so resigned; and (ii) vacancies on the Standard BioTools Board resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled only by a majority of the directors then in office, even though less than a quorum, or by a sole remaining director; provided that, pursuant to the Certificates of Designations, vacancies in directorships provided for the Series B-1 Director and the Series B-2 Director may be filled by a majority of the directors in office from time to time, but shall solely be filled with the approval of the holders of a majority of the outstanding shares of the Series B-1 Preferred Stock and Series B-2 Preferred Stock, respectively, voting as a single class;

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subject to the rights of holders of any outstanding Preferred Stock, establish that the Standard BioTools Board is divided into three classes, Class I, Class II, and Class III, with each class serving staggered terms;
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specify that no stockholder is permitted to cumulate votes at any election of the Standard BioTools Board; and
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require the affirmative vote of a majority of the Standard BioTools Board and at least 66 2∕3% of the total voting power of outstanding voting securities, voting together as a single class, to amend the above-mentioned provisions.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers (“Section 203”). In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

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prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
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upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not for determining the outstanding voting stock owned by the interested stockholder, (i) voting stock owned by persons who are directors and also officers, and (ii) voting stock owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
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at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with its affiliates and associates, owns, or is an affiliate or associate of the corporation and within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions the Standard BioTools Board does not approve in advance. We also anticipate that Section 203 may discourage business combinations or other attempts that might result in a premium over the market price for the shares of Standard BioTools Common Stock held by the stockholders.

The provisions of Delaware law and the Standard BioTools Charter and Standard BioTools Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of the Standard BioTools Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the Standard BioTools management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for the Standard BioTools Common Stock is Computershare Trust Company, N.A. The transfer agent’s address is 462 South 4th Street, Suite 1600, Louisville, KY 40202, and its telephone number is (800) 662-7232 or (781) 575-2879.

Nasdaq Global Select Market Listing

The Standard BioTools Common Stock is traded on The Nasdaq Global Select Market under the trading symbol “LAB.”